Exhibit 99.1

To:	Directors and Executive Officers of BankAtlantic Bancorp and BankAtlantic

From:	Alan B. Levan, Chairman and Chief Executive Officer

Date:	January 4, 2006

Re:	Notice of Blackout Period

     BankAtlantic recently selected Schwab Retirement Plan Services, Inc. as the new investment and service provider for the BankAtlantic Security Plus Plan (the “Plan”), which is the formal name of BankAtlantic’s 401(k) plan. A conversion period is necessary to transition account and Plan records. As a result, the participants in the Plan will be unable to initiate individual account transactions in the Class A Common Stock of BankAtlantic Bancorp (the “Company”) during the period commencing on January 21, 2006 and ending the week of February 19, 2006. This period is referred to as a “blackout period.”
     Under the Sarbanes-Oxley Act of 2002 and applicable SEC regulations, during this blackout period, you, as an executive officer or director of the Company or BankAtlantic, are prohibited from purchasing, selling or otherwise acquiring or transferring any shares of the Company’s Class A Common Stock, if you acquire or previously acquired such shares in connection with your service or employment as a director or executive officer.
     On December 12, 2005, BankAtlantic notified Plan participants of the blackout period. A copy of that notice is attached. Please review the attached notice for further information regarding the Plan transactions suspended and other matters relating to the blackout period.
     Inquiries with respect to this blackout period, including to determine whether the blackout period has ended, should be directed to:
James A. White
Chief Financial Officer
BankAtlantic Bancorp, Inc.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
954-940-5015
     The SEC regulations regarding the blackout period restrictions are complex. To avoid any inadvertent violations of the blackout period restrictions, directors and executive officers are required to follow the Company’s pre-clearance procedures in connection with any proposed transaction in Company securities. If you have any questions regarding the Company’s pre-clearance procedures or your ability to engage in any transaction, please contact James White.

[BANKATLANTIC LOGO]
IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER
THE BANKATLANTIC SECURITY PLUS PLAN

TO:	All Associates of BankAtlantic

FROM:	Kathleen M. Howell, Vice President and Corporate Benefits Manager

DATE:	December 12, 2005

RE:	BankAtlantic Security Plus Plan transition from MetLife
to Schwab Retirement Plan Services, Inc.
1.	This notice is to inform you that the BankAtlantic Security Plus Plan (“the Plan”) will be changing recordkeepers from MetLife Retirement Plans to Schwab Retirement Plan Services, Inc.
2.	As a result of these changes, you will be temporarily unable to obtain a loan from the Plan, obtain a distribution from the Plan, change existing investment elections or execute a fund transfer. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to consider carefully how this blackout period may affect your retirement planning as well as your overall financial plan.

3.	The Plan transactions will be available as usual through January 17, 2006. The blackout period for the Plan is expected to begin the week of January 15, 2006 and end during the week of February 19, 2006. Detailed below are the dates certain activities will be temporarily suspended:
•	The last day for MetLife to receive rollover checks from active participants is January 17, 2006.

•	The last day for MetLife to receive final distribution and residential loan paperwork for processing is January 17, 2006.

•	The last day to make distribution and automated loan requests on the VRS / Web at MetLife is January 20, 2006 at 4:00 p.m. Eastern Time.

•	The last day to request changes in direction of future contributions, investment transfers or deferral percent changes on the VRS / Web at MetLife is January 20, 2006 at 4:00 p.m. Eastern Time.

During the blackout period, you can determine whether the restricted period has started or ended by calling Juan Carlos Ortigosa at 954-940-5246 or Susan Bassett at 954-940-5254.
4.	During the blackout period, you will be unable to change your existing investment elections or execute a fund transfer in your plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to change your existing investment elections or execute a fund transfer during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments.

You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

5.	If you have any questions concerning this notice, please call Juan Carlos Ortigosa at 954-950-5246 or Susan Bassett at 954-940-5254, or email them at Jortigosa@bankatlantic.com or sbassett@bankatlantic.com.